EXHIBIT 10.5

                                CONVERTIBLE NOTE

$[[Amount]]                                                         June 7, 1999

         FOR VALUE RECEIVED, SFBC International, Inc. (the "Company"), a Delaware corporation, hereby promises to pay to the order of [[Name]] (the "Holder"), at [[Address]], or at such other place as Holder designates in writing to the Company, the principal sum of $[[Amount]] together with interest thereon accruing as of January 1, 1999 computed at the annual rate of 10%. Principal and interest shall be due and payable on June 7, 2002 unless previously converted. While in default, this Note shall bear interest at the rate of 18% per annum or such lower maximum rate of interest allowable under the laws of the State of Delaware. Payments shall be made in lawful money of the United States.

         1. CONVERSION TO COMMON STOCK. At the time the Company completes an initial public offering of its common stock ("IPO"), this Note shall convert into shares of common stock of the Company at 80% of the IPO price (the "Conversion Price") which is a 20% discount from the IPO Price. The number of shares of common stock issuable upon conversion shall be determined by dividing the Conversion Price into the face amount of this Note. No fractional shares shall be issued. The Company shall pay the Holder the interest accrued from January 1, 1999 and the difference between the face amount of this Note and the product of (i) the number of shares issued times (ii) the Conversion Price. No effect shall be given to the inclusion of any warrants contained in any units consisting of common stock and warrants.

         2. ISSUANCE OF WARRANT. At the time this Note is converted into shares of common stock, the Company shall issue to the Holders a Warrant to purchase an equal number of shares of common stock, exercisable at 120% of the IPO price.

         3. OWNERSHIP OF SOUTH FLORIDA KINETICS, INC. The Company represents and warrants to the Holder that it owns 100% of the outstanding stock of South Florida Kinetics, Inc., a Florida corporation.

         4. REPLACEMENT OF SOUTH FLORIDA KINETICS, INC. This Note replaces a note of South Florida Kinetics, Inc. payable to the Holder (the "Kinetics Note") and is in an amount equal to the outstanding principal and accrued interest of the Kinetics Note as of December 31, 1998.

         5. DIVIDENDS. In the event that the Company shall pay a dividend consisting of the securities of any other entity or in cash or other property, upon conversion of this Note, the Holder shall receive the securities, cash, or property which the Holder would have been entitled to if the Holder had converted this Note immediately prior to the record date of such dividend.

         6. EVENT OF DEFAULT. In the event the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking


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reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against the Company, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbounded for a period of 30 days; or there shall be commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or the Company shall make an assignment for the benefit of creditors; or the Company shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or the Company shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by Holder.

         7. INVESTMENT INTENT. The Holder, by acceptance of this Note, warrants and represents that he is acquiring this Note, the Warrant and the shares of common stock issuable upon conversion and exercise for his own account, for investment and not with a view to, or for resale in connection with, the distribution thereof. The Holder has no present intention of reselling or distributing them after any period of time. The acquisition of the securities for investment is consistent with the Holder's financial needs.

         8. MISCELLANEOUS.

                  (a) All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest and, if this Note becomes in default and an action is filed to collect the Note, the prevailing party shall be entitled to an award of reasonable attorney's fees and all other costs incurred in connection with such collection.

                  (b) This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

                  (c) This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Delaware.

         9. AGREEMENT TO BE BOUND BY UNDERWRITER'S LOCK-UP. The Holder by his acceptance of delivery of this Note, agrees to execute any lock-up agreement requested by the underwriter or the managing underwriter of the Company's IPO as long as such lock-up agreement is applied to all other officers and directors of the Company.

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         IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date aforesaid.

                                 SFBC INTERNATIONAL, INC.

                            By:
                                 ---------------------------------------
                                 Arnold Hantman, Chief Executive Officer


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                               RESTRICTIVE LEGEND

         THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.


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